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                                                                    EXHIBIT 3.01


                           ARTICLES OF INCORPORATION

                                       OF

                            STRAYER EDUCATION, INC.


                 FIRST: I, Walter G. Lohr, Jr., whose address is c/o Hogan & Hartson L.L.P., 111 South Calvert Street, Suite 1600, Baltimore, Maryland 21202, being at least 18 years of age, am hereby serving as the incorporator of and forming a corporation under and by virtue of the general laws of the State of Maryland.

                 SECOND: The name of the corporation is STRAYER EDUCATION, INC. (hereinafter referred to as the "CORPORATION").

                 THIRD:  The purposes for which the Corporation is formed are:

                 (a) To acquire all of the outstanding capital stock of Strayer College, Inc. and Education Loan Processing, Inc. Upon completion of the transactions, Strayer College, Inc. and Education Loan Processing, Inc. will each be direct subsidiaries of the Corporation.

                 (b) To engage in and carry on any other business which may conveniently be conducted in conjunction with any business of the Corporation, or otherwise, or that may benefit the interests of the Corporation.

                 (c) To have and exercise all powers necessary or convenient to effectuate any or all of the purposes for which the Corporation is formed.

                 (d) In general, to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland.

                 The foregoing purposes shall, except when otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause of this or any other article of these Articles of Incorporation or of any amendment thereto, and shall each be regarded as independent, and construed as powers as well as purposes.

                 The Corporation shall be authorized to exercise and enjoy all of the powers, rights, and privileges granted to, or conferred upon, corporations by the general laws of the State of Maryland now or hereafter in force, and the enumeration of the foregoing powers and purposes shall not be deemed to exclude any powers, rights, or privileges so granted or conferred.

                 FOURTH: The address of the principal office of the Corporation in the State of Maryland is 32 South Street, Baltimore, Maryland 21202, c/o the
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Corporation Trust Incorporated.  The name of the resident agent of the
Corporation in the State of Maryland is the Corporation Trust Incorporated, a Maryland corporation, and the post office address of the agent is 32 South Street, Baltimore, Maryland 21202.

                 FIFTH: The total number of shares of stock of all classes which the Corporation shall have authority to issue is Twenty Five Million (25,000,000) shares, having an aggregate par value of Two Hundred and Fifty Thousand Dollars ($250,000) of which Twenty Million (20,000,000) shares, par value of $0.01 per share, amounting in aggregate par value of Two Hundred Thousand Dollars ($200,000), shall be Common Stock, and Five Million (5,000,000) shares, par value of $0.01 per share, amounting in aggregate par value of Fifty Thousand Dollars ($50,000), shall be Preferred Stock.

                 SIXTH: The number of directors of the Corporation shall initially be One (1), which number may be changed from time to time pursuant to the By-laws of the Corporation; provided, however, that so long as the Corporation has less than three stockholders, the number of directors may be less than three but, in that case, shall not be less than the number of stockholders. The name of the person who will serve as a director of the Corporation until the first annual meeting of stockholders and until his successors are elected and qualify is Ron K. Bailey.

                 SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

                 (a) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, without the approval of the stockholders of the Corporation, for consideration as is determined by the Board of Directors in accordance with applicable law.

                 (b) No stockholder of the Corporation shall have preemptive rights to purchase, subscribe for, or otherwise acquire any stock or other securities of the Corporation, and any and all preemptive rights are hereby denied.

                 (c) The Corporation reserves the right from time to time to make any amendment of its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any outstanding stock.

                 (d) The Board of Directors of the Corporation may classify or reclassify any unissued shares of stock of the Corporation by setting or changing in any one or more respects, from time to time before issuance of the shares, the preferences,








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conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares.

                 (e) With respect to any corporate action to be taken by the Corporation which, under the general laws of the State of Maryland, would (in the absence of this subparagraph (e) of this Article SEVENTH) require the authorization or approval of a greater proportion than a majority of all votes entitled to be cast for the action to be effective and valid, the corporate action shall be effective and valid if authorized or approved by at least a majority of all the votes entitled to be cast thereon, after due authorization and/or approval and/or advice of the action by the Board of Directors as required by law.

                 EIGHTH: To the fullest extent permitted by the laws of the State of Maryland, the liability of any director or officer of the Corporation to the Corporation or its stockholders for money damages shall be limited to the sum of ten dollars ($10.00), provided that nothing contained in this Article Eighth shall limit the liability of a director or officer (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This Article Eighth shall not be construed to affect the liability of a person in any capacity other than the person's capacity as a director or officer.

                 NINTH: The Corporation expressly elects not to be governed by the provisions of Section 3-602 of the Corporations and Associations Article of the Annotated Code of Maryland pursuant to Section 3-603(e)(1)(iii) of the Corporations and Associations Article of the Annotated Code of Maryland.

                 TENTH: The Corporation expressly elects not to be governed by the provisions of Section 3-701 through Section 3-709, inclusive, of the Corporations and Associations Article of the Annotated Code of Maryland pursuant to Section 3-702(b) of the Corporations and Associations Article of the Annotated Code of Maryland.

                 ELEVENTH:  The duration of the Corporation shall be perpetual.

                 IN WITNESS WHEREOF, the undersigned incorporator of Strayer Education, Inc., who executed the foregoing Articles of Incorporation, hereby acknowledges the same to be his act and further acknowledges that, to the best of his knowledge, information, and belief, the matters and facts set forth therein are







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true in all material respects under penalties of perjury.



                 Dated the 9th day of May, 1996.


                                       /s/ WALTER G. LOHR, JR.
                                       --------------------------------------
                                       Walter G. Lohr, Jr.
                                       Incorporator





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